================================================================================

                United States Securities and Exchange Commission
                             Washington, D.C. 20549


                            SCHEDULE 14A INFORMATION


                Proxy Statement Pursuant To Section 14(a) of the
                         Securities Exchange Act of 1934



Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material under Rule 14a-12




                            THE NAUTILUS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrant statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:
================================================================================

                            THE NAUTILUS GROUP, INC.

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              ---------------------





To the Stockholders of The Nautilus Group, Inc.:

         Our annual meeting of stockholders will be held on Monday, June 9, 2003, at the Phoenix Inn Suites, 12712 SE 2nd Circle, Vancouver, Washington 98684, beginning at 10:00 a.m. Pacific Daylight Time, for the following purposes:

         1.   To elect a board of eight directors, each for a one year term; and
         2. To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

         Only stockholders who held their shares at the close of business on April 11, 2003, the record date, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

         All stockholders are cordially invited to attend the annual meeting at which management will present a review of our operations for the year ended December 31, 2002. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.



                                By Order of the Board of Directors

                                /s/ ROD W. RICE
                                ROD W. RICE
                                Chief Financial Officer, Treasurer and Secretary
Vancouver, Washington
April 18, 2003

                            THE NAUTILUS GROUP, INC.
                              1400 NE 136TH AVENUE
                           VANCOUVER, WASHINGTON 98684

                              ---------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 9, 2003

                              ---------------------



GENERAL

         Our Board of Directors is furnishing this proxy statement and the accompanying Annual Report to Stockholders, notice of annual meeting and proxy card in connection with its solicitation of proxies for use at our 2003 Annual Meeting of Stockholders or any adjournment thereof. The annual meeting will be held on Monday, June 9, 2003, beginning at 10:00 a.m., Pacific Daylight Time at the following location:

         Phoenix Inn Suites
         12712 SE 2nd Circle
         Vancouver, Washington 98684

         We are bearing all expenses associated with this solicitation. Our officers or regular employees, without additional remuneration, may follow this written proxy solicitation with personal solicitation of stockholders in person or by telephone or facsimile transmission. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. We reserve the right to retain an outside proxy solicitation firm, the expense of which we estimate will not exceed $10,000.

         Our Board of Directors has designated the two persons named on the enclosed proxy card, Brian R. Cook and Rod W. Rice, to serve as proxies in connection with the annual meeting. These proxy materials and the accompanying Annual Report to Stockholders are being mailed on or about April 25, 2003 to our stockholders of record on April 11, 2003.

         Our principal executive offices are located at 1400 NE 136th Avenue, Vancouver, Washington 98684.

REVOCABILITY OF PROXIES

         You may revoke any proxy you execute at any time prior to its use at the annual meeting by:

         o    delivering written notice of revocation to our Secretary;
         o delivering an executed proxy bearing a later date to our Secretary; or
         o    attending the annual meeting and voting in person.

RECORD DATE

         Our Board of Directors has fixed the close of business on April 11, 2003, as the record date for determining which of our stockholders are entitled to notice of and to vote at the annual meeting. At the close of business on the record date, 32,552,163 shares of our common stock were outstanding and there were 85 stockholders of record.

VOTING; QUORUM

         Each share of common stock outstanding on the record date is entitled to one vote per share at the annual meeting. Stockholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

VOTE REQUIRED TO APPROVE THE PROPOSALS

         If a quorum is present at the annual meeting, the eight nominees who receive the greatest number of votes cast for the election of directors by the shares present and voting in person or by proxy will be elected as directors.

EFFECT OF ABSTENTIONS

         If you abstain from voting, your shares will be deemed present at the annual meeting for purposes of determining whether a quorum is present. Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting will not affect the outcome of the election.

EFFECT OF BROKER NON-VOTES

         If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the election of directors. Thus, if you do not give your broker or nominee specific voting instructions, your shares may not be voted on these matters. If your shares are not voted, they will not be counted as votes "for" or "against" in the election of directors. Accordingly, shares represented by such "broker non-votes" will have no effect on the election of directors. Shares represented by broker non-votes will, however, be counted for determining whether there is a quorum.

PROXY PROCEDURE

         When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the annual meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the director nominees described below. If other matters come before the annual meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         In accordance with our amended and restated bylaws, our Board of Directors shall be comprised of no less than five and no more than fifteen directors, with the specific number to be determined by our Board of Directors. By resolution adopted on February 24, 2003, our Board of Directors set the number of directors at eight.

NOMINEES

         At the annual meeting, our stockholders will elect a board of eight directors to serve until the 2004 annual meeting or until their respective successors are elected and qualified. Our Board of Directors has nominated the individuals listed below to serve on our Board. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, our Board of Directors may provide for a lesser number of directors or designate a substitute. If our Board of Directors designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than eight nominees.

NAME                            AGE               HAS BEEN A DIRECTOR SINCE
----                            ---               -------------------------
Brian R. Cook                   53                          1986
Kirkland C. Aly                 46                          1996
C. Rowland Hanson               51                          1999
Paul F. Little                  59                          1999
Frederick T. Hull               65                          2001
James M. Weber                  43                          2001
Peter A. Allen                  42                          2002
Robert S. Falcone               56                          2003


         BRIAN R. COOK has served on the Board of Directors and as Chief Executive Officer of The Nautilus Group, Inc. since 1986. Mr. Cook also serves as Chairman of the Board. Mr. Cook has more than 25 years of business management and corporate experience. Prior to joining The Nautilus Group, Inc., he held various financial and managerial positions at Sea Galley Stores, Inc., a large, publicly owned restaurant company. Mr. Cook also acted as the Chief Financial Officer for a manufacturer of industrial fasteners. Previously, he was a certified public accountant with Peat, Marwick, Mitchell & Company. Mr. Cook received his B.A. in Business Administration with a major in Accounting from Western Washington University.

         KIRKLAND C. ALY has served on our Board of Directors since 1996. In 2002, Mr. Aly became an Executive Vice President of Advanced Interactive Systems, Inc. Prior to that, Mr. Aly served as an Executive Vice President of Convergent Technology Group, Inc. beginning in 2000, and continued as a venture partner with Zilkha Capital Partners, LP, a private equity investment company, which he joined in 1999. Mr. Aly served as Senior Vice President of Webforia, Inc. in 1998 and 1999. Commencing in 1996, Mr. Aly was Executive Vice President of Softbank Content Services, Inc., and subsequently served as Vice President of Worldwide Sales & Marketing at Software Logistix Corporation following its acquisition of Softbank in 1998. From 1994 to 1996, Mr. Aly was the Chief Executive Officer of Atrieva Corporation. Mr. Aly received a B.A. in Communications from Washington State University.

         C. ROWLAND HANSON has served on our Board of Directors since October 1999. Mr. Hanson is founder of C.R.H. & Associates, which provides consulting services in strategic planning. Prior to consulting, Mr. Hanson served as Vice President of Worldwide Marketing at Neutrogena Corporation and Vice President of Corporate Communications at Microsoft. Currently, Mr. Hanson serves as a board member of Alpha Shield, Inc., and on the advisory board of several companies. Mr. Hanson holds a M.B.A. from the Wharton School of Business, University of Pennsylvania and a B.A. from Loyola University.

         PAUL F. LITTLE has served on our Board of Directors since 1999. Mr. Little is President of Westover Investments Inc., an investment company. He also consults to companies and investment managers in the area of development capital. From 1986 to 1999 he was a principal of Toronto-based merchant bank, Gornitzki, Thompson & Little and President of GTL Securities Inc., a related securities dealer. Mr. Little currently serves on five other public company boards including Denison Energy, Inc., Medisystem Technologies, Inc., Barcode Holdings, Inc., Pason Systems, Inc., and World Point Terminals, Inc. He is Chairman of Echelon General Insurance Company and recently joined the Board of Visitors of the Graziadio School of Business at Pepperdine University. Mr. Little is a Chartered Accountant. He holds a M.B.A. from the University of British Columbia and a B.A. in Economics from the University of Toronto.

         FREDERICK T. HULL has served on our Board of Directors since 2001. Mr. Hull, a veteran of 35 years with the Nestle/Carnation Company, is the past President of Nestle Brands Foodservice Company, the foodservice division of Nestle USA. Currently, Mr. Hull serves on the advisory board of the Hotel and Restaurant School of California State Polytechnic University, Pomona, the advisory board of the School of Business at the University of Colorado, and is a board advisor to Anawah, Inc. Mr. Hull received a B.S. in Business Administration from the University of Colorado.

         JAMES M. WEBER has served on our Board of Directors since 2001. Mr. Weber became the President and Chief Executive Officer of Brooks Sports, Inc. in April 2001. Brooks Sports, Inc. designs and markets athletic footwear, apparel and accessories. Prior to that, Mr. Weber served as Managing Director of U.S. Bancorp Piper Jaffray in its Seattle Investment Banking office from May 1999 to April 2001. Commencing in 1996, Mr. Weber was Chairman and Chief Executive Officer of Sims Sports, Inc., a leading action sports company. From 1990 to 1996, Mr. Weber was active in a variety of executive positions for The Coleman Company, Inc., including Vice President of Corporate Development, and President of O'Brien International, Inc. Mr. Weber received a M.B.A. from the Tuck School at Dartmouth College and a B.S. from the University of Minnesota.

         PETER A. ALLEN has served on our Board of Directors since 2002. Mr. Allen is a Managing Partner at Technology Partners International, a consulting services firm. Mr. Allen has maintained this position since July 2001. From December 1998 to June 2001, Mr. Allen served as Chairman, President and Chief

Executive Officer of Data Dimensions, Inc., an IT consulting firm. Prior to that, Mr. Allen served as Vice President with Computer Sciences Corporation from 1990 to 1998. Mr. Allen received a B.S. in Computer Science from the University of Maryland.

         ROBERT S. FALCONE joined our Board of Directors in 2003. Mr. Falcone, who has over 33 years of management and board experience, is Executive Vice President and Chief Financial Officer of BearingPoint, Inc., one of the world's largest business consulting firms. Mr. Falcone is the former Senior Vice President and Chief Financial Officer of 800.com, an Internet retailer of consumer electronics, and was the Chief Financial Officer of Nike, Inc. from 1992 to 1998. He also spent over 21 years with Price Waterhouse LLP, the last 8 years as a partner. Mr. Falcone is a board member of RadioShack Corporation and International Microcomputer Software, Inc. and received his B.S. in Business Administration, Accounting from Villanova University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 2002, our Board of Directors held eleven (11) meetings. No director while in office attended fewer than 75% of the Board meetings.

         Our Board of Directors had two committees in 2002: an Audit Committee, and a Compensation Committee. The Audit Committee had authority to: (1) make recommendations to the Board of Directors regarding the selection of independent auditors; (2) review the results and scope of audits and other services provided by our independent auditors; and (3) review and evaluate our audit and control functions. In 2002, the Audit Committee met six (6) times. Directors Paul F. Little, Kirkland C. Aly and James M. Weber served on the Audit Committee. All members attended at least 75% of the Audit Committee meetings.

         The Compensation Committee is responsible for evaluating the performance and establishing the compensation of our executive officers. No officer or employee who is a director participated in Board deliberations regarding their own compensation. Our non-employee directors who served on the Compensation Committee included Kirkland C. Aly, C. Rowland Hanson, Frederick T. Hull, Paul F. Little, and James M. Weber. In 2002, the Compensation Committee met one (1) time and all members attended the meeting. Subsequent to the 2002 Compensation Committee meeting, the Board designated Peter A. Allen, C. Rowland Hanson, and Frederick T. Hull to serve as the Compensation Committee beginning in June 2002.

         Our Board of Directors did not have a Nominating Committee in 2002. Instead, the full Board of Directors considered and determined nomination issues.

DIRECTOR COMPENSATION

         Directors who are not officers of the Company receive annual compensation of $25,000, payable in quarterly installments of $6,250 plus $500 per day plus travel expenses for each Board meeting they attend in person, and $150 per day for each Board meeting they attend telephonically. On June 10, 2002, our Board of Directors granted to each non-employee director an option to purchase 2,500 shares of our common stock at an exercise price equal to the market price of our common stock at close of trading on the New York Stock Exchange on the date prior to the grant date ($34.05 per share). The options vest fully after one year. Directors who are Company employees receive no additional or special remuneration for serving as directors.

BOARD RECOMMENDATION

         Our Board of Directors unanimously recommends a vote FOR each of the nominees named in this proxy statement.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock as of April 7, 2003 by: (1) each director and director nominee; (2) each executive officer whose name appears in the summary compensation table; (3) all persons that we know are beneficial owners of more than 5% of our common stock; and (4) all directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the common stock listed.

                                                              SHARES
                                                         BENEFICIALLY OWNED
                                                   -----------------------------
DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS      NUMBER     PERCENTAGE (1)
-------------------------------------------------  -------------  --------------
Sprott Asset Management, Inc.                      3,977,801 (2)       12.2%
   Suite 3450, South Tower
   Royal Bank Plaza
   Toronto, Ontario M5J 2J2
   Canada
Brian R. Cook                                      1,758,887 (3)        5.4%
   1400 NE 136th Avenue
   Vancouver, WA 98684
Kevin T. Lamar                                       109,804 (4)        *
Randal R. Potter                                     226,312 (5)        *
Rod W. Rice                                          309,197 (6)        *
Kirkland C. Aly                                        3,030 (7)        *
C. Rowland Hanson                                    115,555 (8)        *
Paul F. Little                                     1,508,415 (9)        4.6%
Frederick T. Hull                                      6,180 (10)       *
James M. Weber                                         4,080 (11)       *
Peter A. Allen                                           300            *
Robert S. Falcone                                         --           --
All directors and executive
 officers as a group (11 persons)                  4,041,760           12.4%

  *  Less than 1%.
(1) All percentages have been calculated assuming that 32,552,163 shares of our common stock are issued and outstanding. Shares which the person or group has the right to acquire within 60 days after April 7, 2003 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.
(2) Based on the Schedule 13G filed on November 8, 2002, Sprott Asset Management, Inc. has the sole voting power and sole dispositive power with respect to 3,871,327 shares, and shared voting power and shared dispositive power with respect to 106,474 shares.
(3) Includes 200,000 shares held in a partnership of which Mr. Cook has shared voting power.
(4)  Includes 75,000 shares issuable upon the exercise of options.
(5)  Includes 33,282 shares issuable upon the exercise of options.
(6)  Includes 40,625 shares issuable upon exercise of options.
(7)  Includes 3,030 shares issuable upon exercise of options.
(8)  Includes 3,780 shares issuable upon exercise of options.
(9) Includes 20,790 shares issuable upon the exercise of options, and 557,009 shares held by Westover Investments, Inc., of which Mr. Little is the sole stockholder and director.
(10) Includes 3,780 shares issuable upon exercise of options.
(11) Includes 3,780 shares issuable upon exercise of options.


                               EXECUTIVE OFFICERS

         The following table identifies our current executive officers, the positions they hold and the year in which they began serving in their respective capacities. The Board of Directors elects all officers, who hold office until their respective successors are elected and qualified.

                                                                                           Position
Name                 Age     Position(s) with The Nautilus Group                          Held Since
----------------     ---     -----------------------------------                          ----------
Brian R. Cook        53      Chief Executive Officer, Chairman of the Board                  1986
Kevin T. Lamar       41      President                                                       2001
Randal R. Potter     36      Chief Operating Officer, President of Nautilus Direct, Inc.     2000
Rod W. Rice          39      Chief Financial Officer, Treasurer and Secretary                1995

         For information on Brian R. Cook's business background, see "Nominees" under "Election of Directors" above.

         KEVIN T. LAMAR joined The Nautilus Group, Inc. in 2001 as President. From 1989 to 2000, Mr. Lamar served in a variety of senior management roles for Schwinn/GT Corp., a global leader in bicycles and fitness equipment with annual sales in excess of $350 million. He was instrumental in growing Schwinn/GT's fitness business from $20 million in annual sales to over $100 million in annual sales, and he became President of Schwinn/GT in 1999. From 1987 to 1989, he was Director of Marketing for Bowflex of America, Inc. (which later became The Nautilus Group, Inc.). From 1985 to 1987, he played professional football for the Buffalo Bills and San Francisco 49ers in the National Football League. Mr. Lamar received a B.A. in Economics from Stanford University in 1985.

         RANDAL R. POTTER is Chief Operating Officer of The Nautilus Group, Inc. and President of Nautilus Direct, Inc. Prior to becoming Chief Operating Officer in September 2000, Mr. Potter was Vice President of Marketing since December 1995. Mr. Potter joined The Nautilus Group, Inc. in 1991 as Creative Director and Marketing Manager. Mr. Potter, who received his B.S. in Social Science from Washington State University, has been involved in the direct marketing industry since 1986.

         ROD W. RICE has been with The Nautilus Group, Inc. since 1994, serving first as the Company's Controller. In 1995, he assumed his current role of Chief Financial Officer. Mr. Rice also serves as Treasurer and Secretary of the Company. Formerly, Mr. Rice worked as an accountant with Deloitte & Touche. Mr. Rice received his B.S. in Business Administration with a major in Accounting from Portland State University.


                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding the compensation we paid to our Chief Executive Officer and other executive officers whose salary and bonus together exceeded $100,000 in fiscal years 2002, 2001 and 2000. These individuals are referred to collectively in this proxy statement as the "Named Executive Officers."


                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                      ANNUAL COMPENSATION            COMPENSATION
                                 ----------------------------    ---------------------      ALL OTHER
NAME AND PRINCIPAL                                               SECURITIES UNDERLYING    COMPENSATION
POSITION                 YEAR    SALARY ($)(1)    BONUS ($)(2)       OPTIONS (#)(3)          ($)(4)
------------------------------------------------------------------------------------------------------
Brian R. Cook, Chief     2002       450,000          250,000              --                  5,500
Executive Officer and    2001       375,000          375,000              --                  4,838
Chairman of the Board    2000       295,000          295,000              --                  4,437

Kevin T. Lamar,          2002       375,000          225,000            20,000                4,125
President (5)            2001       230,745          189,584           150,000                 --

Randal R. Potter,        2002       360,000          360,000            20,000                5,500
Chief Operating          2001       310,000          310,000            37,500                4,838
Officer, President of    2000       195,000          195,000            33,750                4,437
Nautilus Direct, Inc.

Rod W. Rice, Chief       2002       260,000          200,000            12,000                5,500
Financial Officer,       2001       210,000          210,000            37,500                4,838
Treasurer and            2000       160,000          160,000            22,500                4,437
Secretary

(1) In January 2003, the Compensation Committee decided to retain executive salaries at 2002 levels.
(2) The Board of Directors has sole discretion in establishing bonus awards. All bonuses awarded in 2002, 2001 and 2000 were in accordance with the performance-based criteria established by the Board of Directors in January 2002, January 2001, and February 2000, respectively.
(3) Options in this schedule reflect the 3 for 2 stock splits paid in August 2000, January 2001 and August 2001.
(4)  Represents matching contributions by the Company under a 401(k) plan.
(5)  Mr. Lamar was hired in 2001.


OPTION GRANTS

         The following table sets forth information concerning stock option grants to the Named Executive Officers during 2002.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                    INDIVIDUAL GRANTS          GRANT DATE VALUE
                  ----------------------------------------------------------   ----------------
                   NUMBER OF   % OF TOTAL
                  SECURITIES     OPTIONS
                  UNDERLYING   GRANTED TO                                         GRANT DATE
                    OPTIONS     EMPLOYEES   EXERCISE PRICE                       PRESENT VALUE
    NAME          GRANTED (#)  IN 2002(2)   ($/SHARE) (3)    EXPIRATION DATE        ($)(4)
----------------  ----------   ----------   --------------   ---------------   ----------------
Brian R. Cook          --           --             N/A               N/A                N/A
Kevin T. Lamar      20,000         7.3           34.05           6/10/07            410,800
Randal R. Potter    20,000         7.3           34.05           6/10/07            410,800
Rod W. Rice         12,000         4.4           34.05           6/10/07            246,480

(1) The options were granted on June 10, 2002. The options granted to executive officers in 2002 vest in one-fourth increments on each of the first four anniversaries of the grant date.
(2) During 2002, the Board of Directors granted options to purchase a total of 275,075 shares of The Nautilus Group common stock.
(3) The exercise price per share equaled the closing price of the shares on the day before the grant date. The exercise price may be adjusted only upon the occurrence of specific events that would dilute our share capital.
(4) The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions: (a) all options granted will vest as scheduled; (b) no dividend yield; (c) a risk-free interest rate of 4.1%; and (d) an expected volatility of 67%.

         The following table summarizes the number and value of options exercised by the Named Executive Officers during 2002 and the value of options held by such persons as of December 31, 2002.

                     AGGREGATED OPTION EXERCISES IN 2002 AND
                             YEAR END OPTION VALUES

                                               NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                      SHARES                  UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                   ACQUIRED ON    VALUE       OPTIONS AT YEAR END (#)          AT YEAR END ($)(3)
                    EXERCISE     REALIZED   ---------------------------   ---------------------------
      NAME           (#)(1)       ($)(2)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------   -----------   --------   -----------   -------------   -----------   -------------
Brian R. Cook               --         --       101,250              --     1,213,987              --
Kevin T. Lamar              --         --        37,500         132,500            --              --
Randal R. Potter         9,375    209,250        25,907          71,438        82,012              --
Rod W. Rice             45,000  1,383,137        31,250          57,000        82,012              --

(1) All option amounts above reflect the 3 for 2 stock splits paid in August 2000, January 2001, and August 2001.
(2) The value realized is calculated based on the closing price of the Company's common stock as reported by the New York Stock Exchange on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.
(3) The market value of underlying securities is based on the difference between the closing price of the Company's common stock on December 31, 2002 (as reported by the New York Stock Exchange) and the exercise price.

EQUITY COMPENSATION PLANS

         The following table provides information about the Company's equity compensation plan as of December 31, 2002.

                      EQUITY COMPENSATION PLAN INFORMATION

                                  NUMBER OF SECURITIES                                     NUMBER OF
                                   TO BE ISSUED UPON           WEIGHTED AVERAGE            SECURITIES
                                      EXERCISE OF             EXERCISE PRICE OF            REMAINING
                                  OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,         AVAILABLE FOR
       PLAN CATEGORY             WARRANTS AND RIGHTS (#)    WARRANTS AND RIGHTS ($)    FUTURE ISSUANCE (#)
-----------------------------    -----------------------    -----------------------    -------------------
Equity compensation plans
approved by security holders            1,599,987                     17.26                  2,142,121
Equity compensation plans not
approved by security holders                   --                        --                         --
                                 -----------------------     ----------------------    -------------------
Total                                   1,599,987                     17.26                  2,142,121
                                 =======================     ======================    ===================

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         Each of our Named Executive Officers has entered into an employment agreement with the Company. The salary under each of these agreements is set each year by the Board of Directors. The executives are entitled to reimbursement for reasonable out-of-pocket expenses. Each of the employment agreements had an initial term of one year, with automatic renewals for subsequent one-year terms. The Company may terminate any of the employment agreements by providing the executive with at least six months' notice of such termination. Upon the receipt of such notice, all unpaid salary that would have been paid to the executive during the remaining term of his employment would become immediately due and payable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is composed of Messrs. Allen, Hanson, and Hull. All members of the Compensation Committee are non-employee, outside directors. Although Mr. Cook, the Company's Chief Executive Officer, served on the Company's Board of Directors in 2002 and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation.

                       REPORT ON EXECUTIVE COMPENSATION *

         Our Board of Directors and Compensation Committee administer our executive compensation program. As part of its mandate, the Board is responsible for: (1) determining the most effective overall executive compensation strategy based upon our needs and consistent with stockholder interests; (2) administering our executive compensation program and policies; (3) monitoring our performance and its relationship to executive compensation; and (4) reviewing and making appropriate changes to executive compensation as warranted. The Compensation Committee is responsible for evaluating the performance and establishing the compensation of our executive officers.

COMPENSATION PHILOSOPHY

         The Board's executive compensation program is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and long term. Each executive compensation package is comprised of a base salary and an annual incentive bonus tied to corporate and individual performance, and, except for the Chief Executive Officer, is supplemented by long-term incentives in the form of stock options. The Board of Directors believes that this compensation program increases the mutuality of interest between our executive officers and stockholders. In 2002, the Board retained one independent compensation consulting firm to supply the Board and the Compensation Committee with competitive compensation information to facilitate the establishment of executive compensation levels for 2003.

         BASE SALARY. The Board of Directors sets base salaries for its executive officers at levels it believes are competitive with the base salaries paid by leading, comparably sized public corporations in the healthy lifestyle products and retail industry. The Board of Directors approves base salary ranges for our executive officers based on reviews of market data from peer group, industry and national surveys. Within each range, the Board of Directors establishes a base salary for each executive officer based on individual performance, the executive officer's level of responsibility and the importance of the position to us. In 2002, an independent compensation consulting firm was retained to advise the Board concerning wages for the executive officers.

         ANNUAL BONUS. In the first quarter of each year, the Board of Directors establishes target corporate performance goals based on actual earnings per share and other significant factors, such as cash management, strategic business development and personnel management. At the end of each year, the Board of Directors evaluates corporate performance in light of these goals. If we meet or surpass the pre-established performance goals, the Board of Directors generally will award a bonus to each executive officer equal to 100% of his base salary. However, the Board of Directors has absolute discretion in awarding annual bonuses and may award greater or lesser annual bonuses to one or more executive officers, whether or not we achieve our performance goals.

         STOCK OPTIONS. Our Board of Directors views stock options as the key long-term element in its performance-based executive compensation program. Our Board of Directors grants stock options to our executive officers based on the Board's estimation of each executive officer's contribution to our long-term growth and profitability. Generally, each stock option granted to an executive officer has an exercise price equal to the market price on the day before the grant date and vests in one-fourth increments over a four-year period. Since 1999, stock options have not been granted to the Chief Executive Officer as he has a substantial ownership interest in The Nautilus Group, Inc. giving him long-term performance incentive. See "Option Grants in Last Fiscal Year" for a summary of options granted to our executive officers during 2002.

         OTHER BENEFITS. Executive officers participate in various broad-based employee benefit plans on substantially the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan which allows employees to invest in an array of funds on a pre-tax basis and which provides for employer matching contributions of up to three percent of eligible compensation. We also maintain insurance and other benefits for our employees.

         DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that we can deduct for compensation paid to any of our most highly paid officers in any year. We generally do not expect any of our employee's salary and bonus levels to exceed that limit. However, depending on individual and corporate performance, total compensation for certain executives may be greater than $1,000,000. The limit on deductibility, however, does not apply to performance-based compensation that meets certain requirements. Our current policy is generally to grant stock options that meet those requirements so that we may properly deduct option compensation recognized by an optionee.

2002 COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Except as otherwise described herein, the Compensation Committee generally follows the compensation philosophy adopted by the Board of Directors. The Compensation Committee established Brian R. Cook's 2002 base salary of $450,000 in the same manner as described in "Base Salary" above with respect to all executive officers. Mr. Cook earned a $250,000 annual bonus based on corporate and individual performance as described in "Annual Bonus" above, and as evaluated by the Compensation Committee. No stock options were granted to Mr. Cook during 2002 for the reasons explained in "Stock Options" above.

         The Company incurred royalty expense related to sales of Bowflex products under an agreement with a stockholder of the Company of $9,089,312 in 2002. The stockholder separately negotiated an agreement in 1992, when the Company was privately held, among the stockholder, Brian R. Cook, Chief Executive Officer and Chairman of the Board and a former director of the Company. That separate agreement stipulates that annual royalties above $90,000 would be paid 60% to the stockholder, 20% to Mr. Cook and 20% to the former director. Mr. Cook earned $1,799,862 in 2002 under this agreement.

SUBMITTED BY

THE BOARD OF DIRECTORS:                        THE COMPENSATION COMMITTEE:

         Peter A. Allen                        Peter A. Allen
         Kirkland C. Aly                       C. Rowland Hanson
         Brian R. Cook                         Frederick T. Hull
         Robert S. Falcone
         C. Rowland Hanson
         Frederick T. Hull
         Paul F. Little
         James M. Weber


         * The Report of our Board of Directors and Compensation Committee describes the compensation policies and rationale with respect to our executive officers during 2002. The information contained in the report shall not be deemed "soliciting material" or "filed with the SEC," and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that we specifically incorporate such information by reference.

                        REPORT OF THE AUDIT COMMITTEE OF
                            THE BOARD OF DIRECTORS*

         The Audit Committee of the Board of Directors of the Company (the "Audit Committee") is comprised of three non-employee, independent directors:
Kirkland C. Aly, Paul F. Little, and James M. Weber. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Committee is responsible for the oversight of the Company's internal accounting and financial reporting process and the review of the audited financial statements of the Company, together with a discussion of pertinent matters with management and the Company's independent auditors.

         The Audit Committee acts under a written charter adopted and approved by our Board of Directors. The members of the Audit Committee are "independent," as such term is defined under applicable New York Stock Exchange listing standards. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002 with management and Deloitte & Touche LLP, the Company's independent auditors. In addition the Audit Committee has discussed and reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, and, with and without management present, discussed and reviewed the results of the independent auditor's audit of the financial statements. Additionally, the Audit Committee has received the written disclosures and a letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," and has discussed with Deloitte & Touche LLP the auditor's independence.

         Based on the foregoing reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                                         Respectfully Submitted,

                                                         Kirkland C. Aly
                                                         Paul F. Little
                                                         James M. Weber


         * The Report of the Audit Committee shall not be deemed to be "soliciting material" or to be incorporated by reference by any general statement incorporating this Proxy Statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act of 1934 (together the "Acts"), except to the extent the Company specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

                             2002 PERFORMANCE GRAPH

         Set forth below is a line graph and table comparing the cumulative total stockholder return of our common stock with the cumulative total return of the NYSE Composite Index and the S&P SmallCap 600 Index for the period commencing on May 5, 1999 (the date of our initial U.S. public offering) and ending on December 31, 2002. The S&P 600 Small Cap Index was chosen because we do not believe we can reasonably identify an industry index or specific peer issuer that would offer a meaningful comparison. The S&P SmallCap 600 Index represents a broad-based index of companies with similar market capitalizations. In 2001, we compared cumulative total returns between our common stock and the NASDAQ Composite Index and the Russell 2000 Index of small cap stocks. The change to the NYSE Composite Index from the NASDAQ Composite Index is due to the transfer of our listing from the NASDAQ National Market to the New York Stock Exchange on May 21, 2002. The change to the S&P SmallCap 600 Index from the Russell 2000 Index is due to the addition of our common stock to this Index on March 19, 2003.

         The graph assumes that $100 was invested in our common stock at the initial United States public offering price and each index on May 5, 1999. The comparisons in this table are set forth in response to Securities and Exchange Commission disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the common stock.


                               [PERFORMANCE GRAPH]


                        MAY-99     DEC-99     DEC-00     DEC-01     DEC-02
                        ------     ------     ------     ------     ------
NLS                     $100.0     $135.4     $245.6     $513.7     $220.0
NYSE Composite          $100.0     $101.5     $102.5     $ 92.1     $ 73.8
S&P SmallCap 600        $100.0     $114.1     $126.7     $134.0     $113.4
NASDAQ                  $100.0     $163.7     $ 99.4     $ 78.5     $ 53.7
Russell 2000            $100.0     $116.7     $111.8     $112.9     $ 88.6

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company incurred royalty expense related to sales of Bowflex products under an agreement with a stockholder of the Company of $9,089,312 in 2002. The stockholder separately negotiated an agreement in 1992, when the Company was privately held, among the stockholder, Brian R. Cook, Chief Executive Officer and Chairman of the Board and a former director of the Company. That separate agreement stipulates that annual royalties above $90,000 would be paid 60% to the stockholder, 20% to Mr. Cook and 20% to the former director. Mr. Cook earned $1,799,862 in 2002 under this agreement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from executive officers, directors and 10% shareholders that no other reports were required, to our knowledge, our officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.

                              STOCKHOLDER PROPOSALS

         To be considered for inclusion in our 2004 proxy statement, we must receive all stockholder proposals intended to be presented at our 2004 annual meeting of stockholders at our principal executive office no later than December 16, 2003. Our amended and restated bylaws require stockholders to deliver proposals they intend to present at our 2003 annual meeting to our principal executive office no later than sixty calendar days (April 10, 2004), and no earlier than ninety calendar days (March 11, 2004), prior to the first anniversary of our 2003 annual meeting.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We employed Deloitte Touche Tohmatsu ("Deloitte & Touche") as our independent accountants during 2002, and have selected Deloitte & Touche as our independent accountants for 2003. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in their report. Representatives of Deloitte & Touche are expected to be present at the annual meeting. Each representative will be given the opportunity to make a statement on behalf of their firm if such representative so desires, and each representative will be available to respond to appropriate stockholder questions.

         In addition to retaining Deloitte & Touche to audit our consolidated financial statements for 2002, we retained Deloitte & Touche, as well as other accounting and consulting firms to provide advisory, auditing, and consulting services in 2002. We understand the need for Deloitte & Touche to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Deloitte & Touche, our audit committee has restricted the non-audit services that Deloitte & Touche may provide. These determinations are among the key practices adopted by the Audit Committee in its "Policies and Procedures for the Approval of Audit and Non-audit Services Provided by the Independent Auditor," effective April 2003.

         The April 2003 policies adopted by the Audit Committee also address policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. With Audit Committee pre-approval, the Company may use Deloitte & Touche for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that the Company requests Deloitte & Touche to undertake to provide assurances on matters not required by laws or regulations.

         In accordance with new SEC definitions and rules which we elected to adopt for this year's proxy statement, "audit fees" are fees we paid Deloitte & Touche for professional services for the audit of our consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees billed by Deloitte & Touche for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; "tax fees" are fees for tax compliance, tax advice, and tax planning; and "all other fees" are fees billed by Deloitte & Touche to us for any services not included in the first three categories.

         The aggregate fees billed for professional services by Deloitte & Touche in 2002 and 2001 for these various services were approximately:

    Type of Fees                     2002                    2001
----------------------           ------------           ------------
Audit Fees                       $    293,000           $    158,000
Audit-Related Fees                    123,000                160,000
Tax Fees                               63,000                 61,000
All Other Fees                      4,112,000                681,000
                                 ------------           ------------
Total                            $  4,591,000           $  1,060,000
                                 ============           ============

         The aggregate fees billed by Deloitte & Touche for other professional services predominantly consist of services rendered in connection with the design and implementation of our new information systems. Deloitte & Touche fees associated with these new information systems for 2002 and 2001 totalled approximately $4,046,000 and $628,000, respectively. The Audit Committee acknowledges that the regulations adopted by the SEC include certain transitional provisions that would permit Deloitte & Touche to continue to provide prohibited services until May 6, 2004, so long as the services are provided pursuant to a contract entered into prior to May 6, 2003. The Audit Committee has been notified that certain services continue to be provided by Deloitte & Touche, and subject to these transitional provisions, those services have been approved.

         The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company's principal accountant.

                          TRANSACTION OF OTHER BUSINESS

         As of the date of this proxy statement, the Board of Directors is not aware of any other matters that may come before the annual meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the annual meeting.

         Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to insure that you will be represented at this important meeting.

                                        By Order of the Board of Directors

                                        /s/ Rod W. Rice
                                        ----------------------------------
                                        Rod W. Rice
                                        Chief Financial Officer, Treasurer
                                        and Secretary

Vancouver, Washington
April 18, 2003

                            THE NAUTILUS GROUP, INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 9, 2003
        ----------------------------------------------------------------

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 18, 2003, and names, constitutes and appoints Brian R. Cook and Rod W. Rice, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Stockholders of The Nautilus Group, Inc., to be held at 10:00 a.m. PDT on June 9, 2003, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on April 11, 2003, with all the powers that the undersigned would possess if personally present.

1.   PROPOSAL 1: Election of Directors

     [_]   FOR all nominees named below (except as marked otherwise below)
     [_]   WITHHOLD AUTHORITY for all nominees named below

     (Instructions: To withhold authority to vote for any individual nominee, strike a line through nominee's name)

     Peter A. Allen            Robert S. Falcone          Paul F. Little
     Kirkland C. Aly           C. Rowland Hanson          James M. Weber
     Brian R. Cook             Frederick T. Hull

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.


2. Upon such other matters as may properly come before, or incident to the conduct of the annual meeting, the proxy holders shall vote in such manner as they determine to be in our best interests of The Nautilus Group, Inc. Management is not presently aware of any such matters to be presented for action at the annual meeting.

     Our Board of Directors is soliciting this proxy. If no specific direction is given as to the above item, this proxy will be voted FOR the nominees named in Proposal 1.

     Please sign below exactly as your name appears on this proxy card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s). If you receive more than one proxy card, please sign and return all such cards in the accompanying envelope.



                                     Dated
                                           -------------------------------------

                                     -------------------------------------------
                                     Stockholder (PRINT NAME)

                                     -------------------------------------------
                                     Stockholder (SIGN NAME)

                                     -------------------------------------------
                                     Address

                                     -------------------------------------------
                                     City, State, Zip or Postal Code


                                     I DO [_] DO NOT [_] PLAN TO ATTEND THE
                                     MEETING.

                                     The stockholder signed above
                                     reserves the right to revoke this
                                     proxy at any time prior to its
                                     exercise by written notice delivered
                                     to our Secretary at our corporate
                                     offices at 1400 NE 136TH AVENUE,
                                     VANCOUVER, WASHINGTON 98684, prior
                                     to the annual meeting. The power of
                                     the proxy holders shall also be
                                     suspended if the stockholder signed
                                     above appears at the annual meeting
                                     and elects in writing to vote in
                                     person.